EXHIBIT- 3.22
LIMITED LIABILITY COMPANY AGREEMENT
OF
ARCELORMITTAL INDIANA HARBOR LLC
     This Limited Liability Company Agreement (this “Agreement”) of ArcelorMittal Indiana Harbor LLC, a Delaware limited liability company (the “Company”), is entered into by ArcelorMittal USA Inc., a Delaware corporation, as the member of the Company (herein, such Member, and any other member subsequently added pursuant to Section 12 hereof is individually referred to as a “Member” and collectively the “Members”).
     The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The rights and duties of the Members shall be as provided in the Act, except as modified in this Agreement. The Member hereby agrees as follows:

1.	Name	The name of the limited liability company formed hereby is ArcelorMittal Indiana Harbor LLC.
2.	Purpose	The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

3.	Registered Office; Registered Agent	The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Company for service of process on the Company at such address in the State of Delaware is The Corporation Trust Company.

4.	Members	The names and the business, residence or mailing addresses of the Members are set forth on Schedule A.
5.	Management	a.) The business and affairs of the Company shall be managed by a Board of Managers (the “Board of Managers”). The initial number of members of the Board of Managers shall be two (2), which number may be increased or decreased with the written consent of all of the Members from time to time (so long as there is at least one member of the Board of Managers). The initial members of the Board of Managers shall be Louis L. Schorsch and Michael G. Rippey, each of whom shall serve on the Board of Managers until he or she resigns from such office or is removed from such office by the written consent of all of the Members. Additional persons may also be appointed as members of the Board of Managers, with the written consent of all of the Members, from time to time. Each such additional person shall serve on the Board of Managers until he or she resigns from such office or is removed from such office by the written consent of all of the Members
The Board of Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the laws of the State of Delaware. The Board of Managers shall have authority to appoint officers of the Company. The Board of Managers, and any Company officer designated by them, shall have the authority to bind the Company. The Members and Board of Managers may take any action without a meeting and without notice by means of unanimous written consent setting forth the action so taken. A majority of the Board of Managers will constitute a quorum for the transaction of business at any meeting of the Board of Managers. The act of a majority of the Board of Managers present at a meeting at which a quorum is present will be the act of the Board of Managers.

b.) The following individuals shall be officers of the Company and shall hold the office indicated below until they resign from such office or are removed from such office by the Board of Managers:

Name	Officer
President & CEO	Michael G. Rippey
EVP, Operations	Leonard H. Chuderewicz
EVP, Sales & Marketing	Daniel G. Mull
Acting General Counsel and Secretary	Jay L. Lazar
VP, Strategic Planning and Analysis	Matthew A. Bernstein
VP, Corporate Planning and Analysis	John L. Brett
VP, Procurement	Om P. Mandhana
VP, Technology	Greg Ludkovsky
VP, Human Resources	James Michaud
VP, Finance and Chief Accounting Officer	Vaidya Sethuraman
Treasurer	Thomas A. McCue
Assistant Treasurer	William Mundell
Assistant Secretary	G. Craig Birchette
Assistant Secretary	Marc R. Jeske

c.) The duties and the responsibilities of the officers of the Company shall be as follows:
President. The President shall be the Chief Executive Officer and the Chief Operating Officer of the Company and, as such, shall have general supervision, direction and control of the business and affairs of the Company, subject to the control of the Board of Managers, and shall have such other functions, authority and duties as customarily appertain to the office of the chief executive of a business entity or as may be prescribed by the Board of Managers.

Secretary. The Secretary shall keep a record of all proceedings of the Company and of the Board of Managers and shall perform such other duties as may be prescribed by the Board of Managers or by the President.

Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Managers (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as may from time to time be prescribed by the Board of Managers, the President or the Secretary.

Treasurer. The Treasurer shall have the custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render as Treasurer to the President and the Board of Managers, when the Board of Managers so requires, an account of all transactions and of the financial condition of the Company. The Treasurer shall perform such other duties as may from time to time be prescribed by the Board of Managers or the President.

Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Managers (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers, the President or the Treasurer.
Other Officers. Any officer who is elected or appointed from time to time by the Board of Managers and whose duties are not specified in this Agreement shall perform such duties and have such powers as may be prescribed from time to time by the Board of Managers or by the President.

6.	Dissolution	The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Members or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

7.	Capital Contributions	Any Member may make capital contributions to the Company without the approval of the Board of Managers; provided, that, no Member is required to make any capital contribution to the Company. Each Member shall have the percentage interest in the Company (“Membership Interest”) as set forth on Schedule A.

8.	Allocation of Profits and Losses	The Company’s profits and losses shall be allocated in proportion to the Membership Interest of the Members. Notwithstanding the foregoing, so long as the Company has only one member (a) except as otherwise required by applicable provisions of tax law, solely for federal income tax purposes and for purposes of certain state tax laws, the Company shall be disregarded as an entity separate from the Member; and (b) each item of Company income, gain, loss, deduction, and credit shall be treated as if realized directly by, and shall be allocated one hundred percent (100%) to, the Member.

9.	Distributions	Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their Membership Interests.

10.	Assignments	A Member may transfer or assign some or all of its Membership Interests to any person or entity with the written consent of all of the Members whose Membership Interests are not subject to the transfer or assignment.

11.	Resignation	A Member may not resign or withdraw from the Company without the consent of all of the remaining Members.

12.	Admission of Additional Members	One or more additional members of the Company may be admitted to the Company with the consent of all of the Members, and upon being so admitted shall become bound by all of the terms of this Agreement, and shall execute a written joinder to this Agreement.

13.	Indemnification	The Company shall indemnify the Members, the members of the Board of Managers and any officer or employee of the Company, and may so indemnify any agent of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of any action or omission in their respective capacities against any liabilities, expenses (including, without limitation, attorneys’ fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding, if the Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its, his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith and in a manner which it, he or she reasonably believed to be in or not opposed to the best interests of the Company, and (b) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe its, his or her conduct was unlawful. Expenses (including, without limitation, attorneys’ fees and expenses) incurred by a Person seeking indemnification hereunder shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking from the Person to repay such amount if it shall ultimately be determined that the Person is not entitled to indemnification.

The indemnity provided by this Section 13 shall be in accordance with and to the full extent now or hereafter permitted by law, provided that, in no event shall any subsequent change in law have the effect of reducing or diminishing the indemnification provided for herein.

For purposes of this Section 13, the word “Person” shall include the Members, the members of the Board of Managers and any officer, employee or agent of the Company.

14.	Governing Law	This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.
15.	Liability of Members and Others	The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act. The members of the Board of Managers and officers of the Company shall not have any liability for the obligations or liabilities of the Company.

16.	Amendment	This Agreement may be amended or restated in writing by all of the then-current Members.
[Signature page follows.]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 31st day of December, 2007.

ARCELORMITTAL USA INC.
By:	/s/ Michael G. Rippey
	Name:	Michael G. Rippey
	Title:	President

SCHEDULE A

Member Name, Address	Membership Interest
ArcelorMittal USA Inc.	100%
One South Dearborn Street, 19th Floor
Chicago, Illinois 60603